                             OSHKOSH B'GOSH, INC.

                       Offer To Purchase For Cash Up To
                     2,000,000 Shares Of Its Common Stock
                  At A Purchase Price Not In Excess of $22.00
                        Nor Less Than $19.00 Per Share


  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
     EASTERN DAYLIGHT SAVINGS TIME, ON JULY 29, 1997, UNLESS THE OFFER IS
                                   EXTENDED.


To Our Clients:

  Enclosed for your consideration are the Offer to Purchase, dated June 30, 1997, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by OshKosh B'Gosh, Inc., a Delaware corporation (the "Company"), to purchase 2,000,000 shares (or such lesser numbered shares as are properly tendered) of its Class A Common Stock, par value $.01 per share ("Class A Shares") or Class B Common Stock, par value $.01 per share ("Class B Shares") (collectively, the "Shares"), at a price not in excess of $22.00 nor less than $19.00 per Share, specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer.

  The Company will determine the single per Share price, not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares (or such lesser number of Shares as are properly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price (without regard to whether they are Class A Shares or Class B Shares). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. See Sections 1 and 15 of the Offer to Purchase.

  If, prior to the Expiration Date (as defined in the Offer to Purchase), more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase (i) first from Odd Lot Holders (as defined in the Offer to Purchase) who properly tender all applicable Shares of a class beneficially owned by such Odd Lot Holder at or below the Purchase Price, (ii) second, after purchase of all of the foregoing shares, all Shares conditionally tendered, for which the condition was satisfied, and all other Shares tendered unconditionally, in each case at prices at or below the Purchase Price, on a pro-rata basis and (iii) third, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at prices at or below the Purchase Price, selected by random lot. If any shareholder tenders all of his or her Shares and wishes to avoid proration or to limit the extent to which only a portion of such Shares may be purchased because of the proration provisions, such shareholder may tender Shares subject to the condition that a specified minimum number of Shares (which may be represented by designated stock certificates) or none of such Shares be purchased. See Sections 1, 3 and 6 of the Offer to Purchase.

  We are the owner of record of Shares held for your account. As such, we are the only ones who can tender such Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

  Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

  We call your attention to the following:

    1. You may tender Shares of either class at prices not in excess of $22.00 nor less than $19.00 per Share as indicated in the attached Instruction Form, net to you in cash.

    2. If you tender all of your Shares, you may condition your tender of Shares on the Company purchasing all or a minimum number of your Shares but if you do so, unconditional tenders and tenders with a lower minimum condition may have priority over your shares and it may increase the possibility that the random lot selection procedures (as discussed in the Offer to Purchase) will apply to your Shares, and so it may reduce the likelihood that at least some of your Shares will be purchased.

    3. You may designate the order in which your Shares shall be purchased in the event of proration.

    4. The Offer is not conditioned upon any minimum number of Shares being tendered.

    5. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, Eastern Daylight Savings Time, on July 29, 1997, unless the Company extends the Offer.

    6. The Offer is for 2,000,000 Shares, constituting approximately 17% of the Shares outstanding as of June 25, 1997.

    7. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. A tendering shareholder who holds securities with such shareholder's broker may be required by such broker to pay a service charge or other fee.

    8. If you beneficially hold an aggregate of fewer than 100 Class A Shares and/or fewer than 100 Class B Shares, and you instruct us to tender on your behalf all such Shares of either class at or below the Purchase Price before the Expiration Date (as defined in the Offer to Purchase) and check the box captioned "Odd Lots" in the attached Instruction Form, the Company, upon the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the Purchase Price.

    9. If you wish to tender portions of your Shares of either class at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit a separate Letter of Transmittal on your behalf for each price you will accept.

    10. The listing of the Class B Shares on the Nasdaq National Market was terminated on June 27, 1997 and such Class B Shares no longer qualify as a "margin security." The Class B Shares continue to be convertible into Class A Shares at the holder's election on a share for share basis. The Class A Shares are expected to continue to be listed on the Nasdaq National Market.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

  YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT SAVINGS TIME, ON JULY 29, 1997, UNLESS THE COMPANY EXTENDS THE OFFER.

  As described in Section 1 of the Offer to Purchase, if more than 2,000,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), the Company will purchase properly tendered Shares on the basis set forth below:

    (a) first, all Shares properly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined in the Offer to Purchase) who:

            (1) tenders all Class A Shares and/or all Class B Shares, as applicable, beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price, including by electing to accept the Purchase Price determined by the Company (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

            (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and if applicable on the Notice of Guaranteed Delivery; and

    (b) second, after purchase of all of the foregoing Shares listed above, all Shares conditionally tendered in accordance with Section 6 of the Offer to Purchase, for which the condition was satisfied, and all other Shares tendered properly and unconditionally, in each case at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described in Section 1 of the Offer to Purchase; and

    (c) third, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6 of the Offer to Purchase.

  If you tender all of the Shares you own (whether beneficially or of record), you may condition your tender on the Company purchasing a minimum number of your tendered Shares. In such case, if as a result of the preliminary proration provisions in the Offer to Purchase the Company would purchase less than such minimum number of your Shares, then the Company will not purchase any of your Shares, except as provided in the next sentence. In such case, if as a result of conditionally tendered Shares not being purchased the total number of Shares that would be purchased falls below 2,000,000, the Company will select, by random lot, Shares for purchase from shareholders who conditionally tendered Shares for which the condition, based on a preliminary proration, has not been satisfied. See Sections 1 and 6 of the Offer to Purchase.

  The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                               INSTRUCTION FORM

                     INSTRUCTIONS FOR TENDER OF SHARES OF
                             OSHKOSH B'GOSH, INC.

  Please tender to OshKosh B'Gosh, Inc. (the "Company"), on (our) (my) behalf, the number of Shares indicated below, which are beneficially owned by (us)
(me) and registered in your name, upon the terms and subject to the conditions contained in the Offer to Purchase of the Company dated June 30, 1997, and the related Letter of Transmittal, the receipt of both of which is acknowledged.


      NUMBER OF SHARES TO BE TENDERED PURSUANT TO THIS INSTRUCTION FORM:

                                   CLASS A SHARES

                                   CLASS B SHARES

-------------------------------------------------------------------------------

                              CONDITIONAL TENDER

 [_]Check here and complete the following if you are tendering all of your Shares and if tender of such Shares is conditional on the Company purchasing all or a minimum number of the tendered Shares:

 Minimum number of Shares to be sold: ________________________________________



                                   ODD LOTS
               (SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL)

 [_]By checking this box the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 Class A Shares and/or fewer than 100 Class B Shares and is tendering all of such Shares of either class.

   In addition, the undersigned is tendering such Shares either (check one box):

   [_]at the Purchase Price, as the same shall be determined by the Company in accordance with the terms of the Offer (persons checking this box need not indicate the price per Share below); or

   [_]at the price per Share indicated below under "Price (in Dollars) per Share at which Shares are Being Tendered."

                ODD LOT SHARES CANNOT BE CONDITIONALLY TENDERED

                          PRICE (IN DOLLARS) PER SHARE
                       AT WHICH SHARES ARE BEING TENDERED

--------------------------------------------------------------------------------

                               CHECK ONLY ONE BOX

  IF MORE THAN ONE BOX IS CHECKED OR IS NO BOX IS CHECKED, THERE IS NO PROPER
                                TENDER OF SHARES

 (SHAREHOLDERS WHO DESIRE TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED.)

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
  [_] $19.00            [_] $20.00                     [_] $21.00                     [_] $22.00
  [_] $19.25            [_] $20.25                     [_] $21.25
  [_] $19.50            [_] $20.50                     [_] $21.50
  [_] $19.75            [_] $20.75                     [_] $21.75

--------------------------------------------------------------------------------

 Indicate in this box the order (by Class and/or certificate number) in which Shares are to be purchased in event of proration. (Attach additional list if necessary.)* See Instructions.
 1st:2nd:3rd:4th:5th:

--------------------------------------------------------------------------------

 * If you do not designate an order, in the event fewer than all Shares tendered are purchased due to proration, Shares will be selected for purchase by the Depositary.


  THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOT ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHICH PRICE OR PRICES SHARES SHOULD BE TENDERED.



 Signature(s): _____________________       Address: __________________________
 -----------------------------------       -----------------------------------
 Name(s): __________________________              (Including Zip Code)
 -----------------------------------       Area Code and Telephone Number: ___
           (Please Print)                  -----------------------------------
 -----------------------------------       Date: ______________________ , 1997
 (Taxpayer Identification or Social
          Security Number)